Exhibit 99.1

Amendment No. 1 to the

Amended and Restated Securities Holders Agreement

by and among

Polaroid Holding Company

One Equity Partners LLC

and

The Other Management Investors Named Therein

dated as of

February 5, 2003

This is an amendment to the Amended and Restated Securities Holders Agreement by and among Polaroid Holding Company (the “Company”), One Equity Partners LLC (“OEP”) and The Other Management Investors Named Therein (the “Management Investors”), dated as of February 5, 2003, as previously amended (the “Securities Holders Agreement”).  Defined terms not otherwise defined herein shall have the meanings given such terms in the Securities Holders Agreement.

Background

Under the authority of Section 5.1 of the Securities Holders Agreement, the Company and OEP, acting in its own right and as the holder of the majority of the outstanding shares of common stock of the Company held by Investors, have the right to amend the Securities Holders Agreement so long as the amendment is not adverse to the interests of the Management Investors.  The Company and OEP now desire, subject to the terms and conditions stated herein, to amend Section 4.3 of the Securities Holders Agreement to provide full vesting of any Incentive Securities held by the Employee Investors immediately prior to the Effective Time, as defined in the Agreement and Plan of Merger among the Company, Petters Group Worldwide, LLC and Petters Consumer Brands, LLC, dated as of January 7, 2005 (the “Merger Agreement”).

Agreement

It is hereby agreed that:

1.                                       The final paragraph of Section 4.3(c)(ii) is hereby amended to read:

PROVIDED HOWEVER, that, without limiting the applicability of this Section 4.3, in the event that on or prior to the fourth anniversary of the Closing Date there shall occur an Approved Sale, all of the Incentive Securities held by an Employee Investor or by a Director Investor shall be Vested Shares on the date of the consummation of the Approved Sale.

2.                                       The foregoing amendment shall be effective immediately prior to the Effective Time, as defined in the Merger Agreement.

3.                                       In all other respects, the Securities Holders Agreement shall remain in effect in accordance with its terms.

4.                                       In the event that the Merger Agreement is terminated in accordance with its terms, this Amendment shall be of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Securities Holders Agreement this 7th day of January, 2005.

POLARIOD HOLDING COMPANY

By:	/s/ J. Michael Pocock
	Name:	J. Michael Pocock
	Title:	President and
Chief Executive Officer

ONE EQUITY PARTNERS LLC

By:	/s/ Jacques Nasser
	Name:	Jacques Nasser
	Title:	Partner